                                     [LOGO]

                            NOTICE OF ANNUAL MEETING

                                  MAY 16, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of ROPAK CORPORATION, a Delaware corporation (herein called "Ropak" or the "Company"), will be held at the Brea Embassy Suites, 900 East Birch Street, Brea, California 92621, on Tuesday, May 16, 1995 at 2:00 P.M. local time. The Annual Meeting will be held for the following purposes, as more fully described in the attached Proxy Statement:

        1. To elect three Class II directors to the Board of Directors.

        2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on March 27, 1995 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Company, 660 South State College Boulevard, Fullerton, California 92631, and will also be available for examination at the Annual Meeting until its adjournment.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          WILLIAM H. ROPER,
                                          Chairman of the Board

                                          ROBERT E. ROPER,
                                          President

Fullerton, California
March 27, 1995

                               EXHIBIT 10.1

                                     [LOGO]

                       660 SOUTH STATE COLLEGE BOULEVARD
                          FULLERTON, CALIFORNIA 92631

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1995

                            ------------------------

                                    PROXIES

     The enclosed proxy is solicited on behalf of the management and Board of Directors of ROPAK CORPORATION, a Delaware corporation (herein called the "Company" or "Ropak"), for use at the Company's Annual Meeting of Stockholders and at any and all adjournments thereof. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Secretary of the Company at its principal office address listed above, by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or by attendance at the meeting and voting in person by the person executing the proxy.

     The cost of preparing, assembling and mailing this Notice of Annual Meeting and Proxy Statement and the enclosed proxy card will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith.

     A copy of the Company's 1994 Annual Report to Stockholders, which includes financial statements for its last fiscal year ended December 31, 1994, will be mailed on or about March 28, 1995 to each shareholder of record as of the close of business on March 27, 1995.

                               VOTING SECURITIES

     Only the holders of record of the Company's common stock at the close of business on March 27, 1995, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The Company had 4,386,162 shares of common stock (the "Common Stock") outstanding as of March 27, 1995. Each share of Common Stock entitles the holder thereof to one vote on each matter to be acted upon at the meeting.

     The following table sets forth information (except as otherwise indicated by footnote) as to shares of Ropak Common Stock owned by (i) each person known by management to beneficially own more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors and nominees for election as directors, and (iii) all executive officers, directors and nominees for election as directors as a group:

                                                                          SHARES
                                                                       BENEFICIALLY
                                                                         OWNED(1)
                                                                    ------------------
        NAME OR GROUP                                                AMOUNT        %
        -------------                                               ---------     ----
        DIRECTORS:
          John L. Doughty(2)(3)...................................        -0-       --
          Robert Alexander Lang(2)(4).............................        -0-       --
          Douglas H. MacDonald(5).................................      7,260      0.2%
          Nigel V. Roe(2)(4)......................................        -0-       --
          William H. Roper(6).....................................        -0-       --
          Robert E. Roper(6)......................................        -0-       --
          C. Richard Roper(6).....................................        -0-       --
          John Thorp(2)(3)........................................        -0-       --
          David A. Williams(2)(3).................................        -0-       --
        All executive officers and directors
          as a group [12 in number](7)............................    182,078      4.1%
        OTHER 5% STOCKHOLDERS:
          LINPAC Mouldings Limited(2).............................  2,841,303     57.2%
          Deykin Avenue
          Witton, Birmingham B6 7HY
          England

---------------

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, subject to the information contained in the footnotes to this table. The above table does not include shares of the Company's Common Stock held by the Company's 401(k) Incentive Savings Plan in which certain executive officers have an interest.

(2) The Company has been advised that LINPAC Mouldings Limited ("LINPAC") directly owns 2,263,526 shares of Ropak's Common Stock plus $5,200,000 in redeemable preferred shares of Ropak's Canadian subsidiary that are exchangeable, in whole or in part at the option of the holder, into Ropak Common Stock at $9.00 U.S. per share (i.e., convertible into a total of 577,777 shares of Common Stock). Beneficial ownership listed in the above table for directors of the Company does not include shares beneficially owned by LINPAC; Messrs. Doughty, Lang, Roe, Thorp and Williams are all associated with LINPAC or its affiliates. As directors of LINPAC, Messrs. Doughty, Thorp and Williams may be deemed to control voting and disposition power of Ropak shares owned by LINPAC. Messrs. Doughty, Lang, Roe, Thorp and Williams each disclaim beneficial ownership of shares owned by LINPAC. See "Recent Events -- Change in Control".

(3) The business address for Messrs. Doughty, Thorp and Williams is Deykin Avenue, Witton, Birmingham B6 7HY, England.

(4) The business address for Messrs. Lang and Roe is 6400 Powers Ferry Road NW, Suite 345, Atlanta, Georgia 30339.

(5) Includes 7,260 shares owned by Admac Holdings Ltd., a corporation owned by Mr. MacDonald and his spouse. Mr. MacDonald's business address is 2240 Bellevue Avenue, West Vancouver, British Columbia.

(6) Each of Messrs. William, Robert and Richard Roper recently sold all of their Common Stock holdings to LINPAC. See "Recent Events -- Change in Control". The business address for each of Messrs. William, Robert and Richard Roper is 660 S. State College Boulevard, Fullerton, California 92631.

(7) Does not include shares owned by LINPAC as described in Note 2 above. Includes shares described in Note 5 plus 55,891 shares beneficially owned by other executive officers, 22,257 shares beneficially owned by the spouses of two executive officers, and 96,670 shares issuable upon exercise of stock options granted to executive officers that were fully exercisable or exercisable within a period of 60 days from the date of this Proxy Statement.

RECENT EVENTS -- CHANGE IN CONTROL AND TENDER OFFER

OPTION AGREEMENT AND PROPOSED MERGER OFFERED BY LINPAC; REVIEW BY SPECIAL COMMITTEE AND WITHDRAWAL OF LINPAC'S PROPOSED MERGER OFFER

     As noted in Note 2 to the table above, LINPAC Mouldings Limited ("LINPAC") owns 2,263,526 shares of the Company's Common Stock, which represent 51.6% of the total outstanding and entitled to vote at the Annual Meeting. LINPAC also owns $5,200,000 in redeemable preferred shares of Ropak's Canadian subsidiary that are exchangeable, in whole or in part at the option of the holder, into Ropak Common Stock at $9.00 U.S. per share (i.e., nonvoting preferred shares convertible into a total of 577,777 shares of Common Stock). LINPAC is a privately-held company with its principal office in Birmingham, England. LINPAC and its affiliated companies manufacture a wide variety of plastic, paper and metal packaging products at approximately 50 manufacturing facilities, including eight in the United States, with over 7,000 employees worldwide.

     LINPAC has had a limited trading relationship with Ropak for more than 10 years and purchased 366,032 shares of the Company's Common Stock in a private transaction with an institutional investor in June 1992. David A. Williams, the Managing Director of LINPAC, has served as a director of Ropak since November 1992.

  The Option Agreement and Proposed Merger

     On September 28, 1994, Ropak announced that three of its executive offices, directors and principal stockholders, William H. Roper, Robert E. Roper and C. Richard Roper, together with their spouses and certain family trusts under their control (collectively, the "Roper Family"), had entered into an agreement with LINPAC dated September 25, 1994 (the "Option Agreement"). The Option Agreement granted LINPAC an option, exercisable at any time through the close of business on February 28, 1995, to purchase up to 985,520 shares of the Company's Common Stock ("Roper Shares") owned by the Roper Family. If all of that option had been exercised, LINPAC also received an option to purchase up to 132,000 shares of the Company's Common Stock covered by stock options ("Roper Options") held by three members of the Roper Family. For convenience of reference, the options granted to LINPAC are collectively referred to as the "LINPAC Purchase Option". The LINPAC Purchase Option covered shares then representing approximately 25.2% of the Company's voting capital stock (assuming exercise by LINPAC of the Roper Options). The Option Agreement further provided that on or prior to February 28, 1995, the Roper Family had the right and option (the "Roper Sale Option") to require that LINPAC purchase all of the Roper Shares and Roper Options.

     During the term of the Option Agreement, LINPAC held proxies to vote all Common Stock owned by the Roper Family, which included all shares covered by the LINPAC Purchase Option plus 7,318 shares of Common Stock held by a member of the Roper Family as custodian for his children. With certain exceptions, the proxies did not permit LINPAC (i) to vote for the election of any person as a director of the Company not nominated by the Company's current directors, (ii) to seek the removal of any of the Company's current directors, (iii) to call a special meeting of the Company's stockholders (other than a stockholders' meeting called for the purpose of seeking approval of a proposed merger of the Company with a wholly-owned subsidiary of LINPAC), or (iv) to seek to take any action by means of a written consent of the Company's stockholders.

     LINPAC was required by the Option Agreement to present an offer to the Company's board of directors (the "Board") containing terms and conditions, summarized in the Option Agreement, to acquire the interests of all the Company's Common stockholders in a proposed merger for an all-cash price of $10.50 per share of Ropak Common Stock (the "Proposed Merger"). The Proposed Merger was formally presented to the Company for consideration by LINPAC on October 7, 1994.

     Had the Proposed Merger been consummated, the Option Agreement required that William H. Roper, Robert E. Roper and C. Richard Roper would remain in Company executive management positions at compensation rates specified in the Option Agreement for minimum periods ranging from one to four years after completion of the Proposed Merger. In each case, the Option Agreement also required seven year non-competition covenants after eventual termination of full time employment with additional payments to each of the three Roper executives over six years after termination of employment at $220,000 per individual per annum.

     The option exercise price for both the LINPAC Purchase Option and the Roper Sale Option was $14.75 per share, a premium of $4.25 per share to the Proposed Merger price of $10.50 per share. The Company has been advised by the Roper Family and LINPAC that this premium was intended to compensate Roper Family members for prospective loss of employment and non-competition compensation after 1995, discounted to present value, if the Proposed Merger could not be successfully completed by February 28, 1995. Had the Proposed Merger been successfully completed, Roper Family members would have received $10.50 per share cash consideration contemplated for all Company stockholders by the Proposed Merger, plus their employment and non-competition agreements.

  Review by Special Committee and Related Matters

     A special committee of independent directors of Ropak's Board was formed effective on September 30, 1994 to review and evaluate the Proposed Merger offered by LINPAC and to make recommendations to the Company's Board. Members of the special committee included then directors Douglas H. MacDonald, John H. Stafford and Terry L. Nagelvoort (the "Special Committee"). The Special Committee retained independent legal counsel and an independent investment banker to advise the Special Committee in connection with its review of the Proposed Merger and its evaluation of the $10.50 per share price offered by LINPAC.

     Under a letter agreement dated November 8, 1994, the Special Committee was advised by the investment banking firm of Wertheim Schroder & Co. Incorporated in this process. The terms of this engagement provided for a fee payable to Wertheim Schroder of $200,000 for its services plus $50,000 payable at the closing, or upon termination, of the Proposed Merger. The letter agreement further provided that if Ropak elected to pursue a business combination with an entity other than LINPAC prior to June 30, 1995, Wertheim Schroder would receive a contingent fee equal to 1.25% of the aggregate consideration received by Ropak and its stockholders less any fees previously paid to Wertheim Schroder under the letter agreement. The agreement provides that Ropak will indemnify Wertheim Schroder and its controlling persons against certain liabilities including, among others, liabilities under the Federal securities laws.

     On December 1, 1994, the Company's Board was advised that the Special Committee had determined LINPAC's proposed price to acquire Ropak at a $10.50 per share to be inadequate. The Board was informed that the Special Committee had received a confidential report of Wertheim Schroder dated November 29, 1994 in which Wertheim Schroder had expressed a minimum to a maximum range that it believed would be fair to Ropak stockholders and informed the Board the proposed price of $10.50 per share was below that range. Neither the confidential report prepared for the Special Committee by Wertheim Schroder nor the minimum to maximum price range recommended by Wertheim Schroder were disclosed at that time to the Board or to representatives of Ropak, other than the Special Committee. In light of the Special Committee's determination, the Board authorized the Special Committee to consider and take certain appropriate actions in the best interests of the stockholders of the Company, but refused the Special Committee's request (except with prior approval of a majority of the full Board) for authority to adopt or take actions to adopt a shareholder rights plan, commonly referred to as a "poison pill", or for other authority to issue Ropak securities with dilutive effect to the interests of other stockholders.

     The Special Committee, by a letter agreement dated December 13, 1994, amended its previous engagement letter with Wertheim Schroder. That amendment confirmed Wertheim Schroder had been retained by the Special Committee to represent the Special Committee with respect to a sale of Ropak whether such a transaction was a merger, sale of assets or sale of stock and whether consummated with LINPAC or any other party. The compensation arrangement was amended to delete the contingent fee for such a transaction equal to 1.25% of the aggregate consideration received by Ropak and its stockholders less any fees previously paid to Wertheim Schroder under the November 8, 1994 agreement. In lieu thereof, the amendment provided Wertheim Schroder would receive a contingent fee equal to 5% of any consideration received by Ropak and its stockholders to the extent such consideration exceeded a base amount under a formula relating to the Company's existing capitalization at $10.50 per share, less a credit for other fees previously paid Wertheim Schroder of $10,000 for each $0.50 increment over the $10.50 per share base amount up to a maximum credit of $50,000.

     LINPAC reported that during the period from September 30, 1994 (after the Proposed Merger was publicly announced) through November 29, 1994, it purchased 469,250 additional shares of the Company's Common Stock not covered by the Option Agreement in open market and private transactions and also purchased, in a private transaction with an unaffiliated third party, preferred shares of Ropak Canada Inc. exchangeable at the holder's option for approximately 577,777 shares of Ropak Common Stock. In a series of standstill commitments made during the month of December 1994, LINPAC agreed with the Special Committee that LINPAC would not acquire additional shares of the Company's capital stock from December 2, 1994 through December 22, 1994.

     On December 22, 1994, following several meetings of both the Special Committee and the full Board, the offer by LINPAC to enter into the Proposed Merger was withdrawn. In view of the withdrawal of LINPAC's offer and the absence of any competitive offers from third parties requiring consideration, a majority of the Board voted on December 22, 1994 to disband the Special Committee by a vote of four directors in favor and three directors (those on the Special Committee) opposed. The Company was advised at that time LINPAC intended to continue to evaluate its options as to its equity position in Ropak.

     In January 1995, special counsel for the Special Committee delivered to counsel for Ropak and the Roper Brothers a copy of the confidential report dated November 29, 1994 prepared for the Special Committee by Wertheim Schroder and minutes of proceedings of the Special Committee. The confidential report prepared for the Special Committee concluded that Wertheim Schroder deemed a range of $12.50 to $13.50 per share of Common Stock to be fair from a financial point of view to the stockholders of Ropak other than LINPAC and members of the Roper Family. A copy of the confidential report dated November 29, 1994 prepared for the Special Committee by Wertheim Schroder will be filed with the Securities and Exchange Commission on or about March 28, 1995 as an exhibit to the Company's Schedule 14D-9 Statement in response to a subsequent tender offer by LINPAC described below.

CHANGES IN BOARD OF DIRECTORS

     On January 23, 1995, Messrs. Terry L. Nagelvoort and John H. Stafford, members of the former Special Committee, resigned as members of the Board. The Company did not receive a letter or other communication from these individuals which would indicate that their resignations resulted from a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

     At a meeting of the Board held on January 26, 1995, the Board expanded the authorized number of directors from seven to nine members. To fill four vacancies on the Board resulting from the resignations of Messrs. Nagelvoort and Stafford and the expansion of the Board by two members, four nominees of LINPAC were elected to the Board effective as of February 1, 1995. The new directors include Messrs. John L. Doughty, Robert Alexander Lang, Nigel Victor David Roe and John Thorp, all of whom are executives of LINPAC or its affiliated U.S. subsidiary, LINPAC Inc. See "Election of Directors".

SUBSEQUENT EVENTS AND PENDING TENDER OFFER BY LINPAC

     Based upon LINPAC's reports filed with the Securities and Exchange Commission, LINPAC purchased 435,406 additional shares of the Company's Common Stock in open market and private transactions during the period from December 23, 1994 (after the expiration of its standstill commitments) through January 17, 1995. On February 10, 1995, LINPAC purchased 7,318 shares for $10.50 per share in a private transaction with C. Richard Roper as custodian for his children.

     Under an agreement dated February 20, 1995, the Roper Family members and LINPAC agreed to terminate the Option Agreement described above. LINPAC purchased 985,520 shares of the Company's Common Stock from the Roper Family members on February 27, 1995 at $10.50 per share and paid $666,006 to the three Roper Family executives in consideration of the cancellation of their stock options covering 132,000 shares. Each of the three Roper Family executives concurrently entered into long-term employment and non-competition agreements with the Company effective as of January 1, 1995 authorized by the Board. See "Executive Compensation and Related Information -- Roper Employment Agreements".

     On March 15, 1995, LINPAC publicly announced it intended to commence a tender offer to purchase all shares of the Company's Common Stock not owned by LINPAC for a cash price of $11.00 per share, subject to terms and conditions set forth in tender offer materials; that tender offer commenced on March 21, 1995. LINPAC's offering materials indicates its tender offer is not subject to the tender of a minimum number of shares or to financing conditions. On March 21, 1995, Ropak's Board of Directors met to consider LINPAC's cash tender offer. It was determined the Board as a whole is unable to take a position with respect to LINPAC's tender offer. Five Board members, constituting a majority of the Board, are employees of LINPAC or its affiliates and therefore have an actual conflict of interest in making any recommendations as to the tender offer. Three Roper Family members in their individual capacity have recommended acceptance of the tender offer, but as Board members may be deemed to have a potential conflict of interest in view of their recent sale of stock to LINPAC and Company employment agreements that are guaranteed by LINPAC. The remaining Board member, Douglas H. MacDonald, advised Ropak that he intends to tender all 7,260 shares beneficially owned by him but prefers to remain neutral in his capacity as a member of the Board because of his participation on the former Special Committee described above. The Board noted the report of Wertheim Schroder to the Special Committee will be filed as a publicly available document with the Securities and Exchange Commission as an exhibit to Ropak's Schedule 14D-9 statement in response to the tender offer, and that reasons of LINPAC and the Roper Family members for recommending acceptance of the tender offer are set forth in materials being mailed to Ropak stockholders. Given these circumstances and the absence of a minimum tender condition in LINPAC's tender offer, each Ropak stockholder may determine whether or not to accept LINPAC's tender offer with reasonable assurance that properly tendered shares will be accepted. The Board decided Ropak will not seek to engage the services of an investment banker in connection with LINPAC's tender offer.

     Based upon information known to the Company's management, as of March 27, 1995 LINPAC owned 2,263,526 shares of the Company's Common Stock (or approximately 51.6% of the total 4,386,162 shares outstanding) plus preferred shares of Ropak Canada Inc. exchangeable at the holder's option for approximately 577,777 shares of the Company's Common Stock. Assuming full exchange of Ropak Canada's preferred stock into 577,777 shares of the Company's Common Stock, LINPAC's beneficial pro forma ownership of an aggregate of 2,841,303 shares of the Company's Common Stock would represent approximately 57.2% of the pro forma outstanding shares (assuming no other outstanding options or warrants are exercised). In addition to exchange rights of Ropak Canada's preferred stock, there are outstanding stock options covering a total of 218,950 shares of the Company's Common Stock as of the date of this Proxy Statement.

                             ELECTION OF DIRECTORS

     The Company's certificate of incorporation in the State of Delaware provides that the Board of Directors will consist of not less than three nor more than 12 directors, with the exact number to be fixed by the Board. The certificate of incorporation also provides for a classified Board of Directors, meaning that the Board is divided into three classes designated Class I, Class II and Class III, with each class to be as nearly equal in number as possible. Generally, the members of each class are elected for a term of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The Board of Directors has fixed the number of directors at nine, with three directors in each of Class I, Class II and Class III.

     The term of office of Class II directors expires at the 1995 Annual Meeting. Consequently, the individuals listed below under the heading "Class II" are being nominated for election as directors to hold office for a three-year term expiring at the annual stockholders meeting in 1998. The term of office for directors in Class III will continue until the 1996 annual stockholders meeting and the term of office of directors in Class I will continue until the 1997 annual stockholders meeting.

     Unless otherwise instructed, the enclosed proxy will be voted for election of the nominees listed below as Class II directors, each of whom has indicated his willingness to serve if reelected. The persons designated as proxies reserve full discretion to cast their votes for another person recommended by management in the unanticipated event that any nominee is unable or declines to serve. Messrs. Doughty, Lang, Roe and Thorp were first elected directors of Ropak on February 1, 1995. All other incumbent directors have served as directors since the last Annual Meeting of Stockholders.

     The Company has been advised that LINPAC intends to vote all 2,263,526 shares of Common Stock LINPAC is entitled to vote at the Annual Meeting in favor of the election of the nominees for election of Class II directors listed below, and accordingly the election of those nominees is assured. See "Voting Securities" above.

     The following table sets forth the names and certain information with respect to the persons nominated for election as Class II directors at the 1995 Annual Meeting and each other person who will continue to serve as a director after the Annual Meeting.

                                                          AGE           DIRECTOR SINCE
                                                          ---         ------------------
        NOMINEES FOR DIRECTORS
          CLASS II -- Term Expiring at the
             1995 Annual Meeting:
             Nigel V. Roe                                 52          February 1, 1995
             Robert E. Roper(1)                           62          January 27, 1978
             David A. Williams(2)(3)                      47          October 20, 1992
        CONTINUING DIRECTORS
          CLASS III -- Term Expiring at the
             1996 Annual Meeting:
             Douglas H. MacDonald(2)                      69          February 13, 1990
             C. Richard Roper(1)                          59          January 27, 1978
             John Thorp                                   49          February 1, 1995
          CLASS I -- Term Expiring at the
             1997 Annual Meeting:
             John L. Doughty                              51          February 1, 1995
             Robert Alexander Lang(3)                     52          February 1, 1995
             William H. Roper(1)                          66          August 15, 1979

---------------

(1) Member of Stock Option Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     Nigel V. Roe was elected a director of Ropak on February 1, 1995. Mr. Roe is employed as Secretary/Treasurer of LinPac Inc., a United States subsidiary of LINPAC Mouldings Limited ("LINPAC"), and has served in that capacity for more than 15 years. LINPAC, based in Birmingham, England, is a wholly-owned subsidiary of LINPAC Group Limited, a privately-held company founded in 1959 and the second largest packaging company in the United Kingdom operating with corrugated, plastics packaging and industrial packaging divisions. LINPAC Group Limited manufactures a wide variety of plastic, paper and metal packaging products at approximately 50 manufacturing facilities, including eight in the United States, with over 7,000 employees worldwide. LINPAC acts as a distributor in Europe of Ropak's materials handling bins and owns a majority of Ropak's issued and outstanding capital stock. See "Recent Events -- Change in Control".

     Robert E. Roper has served Ropak as its President and a director since January 1978 and currently acts as the Company's Chief Operating Officer, concentrating on management of United States container operations. Prior to co-founding the Company in 1978, he was employed as an executive in the plastic container industry for approximately 10 years.

     David A. Williams was elected a director of Ropak in October 1992. Mr. Williams is the Managing Director and Chief Executive Officer of LINPAC, and has served in that capacity since 1982. He also serves as a director of LINPAC Group Limited, the parent of LINPAC.

     Douglas H. MacDonald was elected a director of Ropak in May 1990. He has acted from time to time as a consultant to Ropak since February 1985 when he and others sold Capilano Plastics Company Ltd. and Capilano Industries, Inc. to Ropak. For more than five years prior to February 1985, Mr. MacDonald was an executive officer and principal stockholder of the Capilano companies.

     C. Richard Roper has served the Company as an executive officer and director since January 1978 and currently serves as Vice President and its corporate Secretary, concentrating on design and engineering and management of raw materials purchases. Prior to co-founding the Company in 1978, he was employed as an executive in the plastic container industry for approximately 10 years.

     John Thorp was elected a director of Ropak on February 1, 1995. Mr. Thorp has served as a director of LINPAC since 1993. Prior to serving as a director of LINPAC, he was general manager of LINPAC's GPG Dunstable plant.

     John L. Doughty was elected a director of Ropak on February 1, 1995. Mr. Doughty is employed as Financial Director of LINPAC and has served in that capacity since 1983.

     Robert A. Lang was elected a director of Ropak on February 1, 1995. Mr. Lang is employed as Chief Operating Officer and Vice President of LinPac Inc., a United States subsidiary of LINPAC, and has served in that position for more than nine years. Mr. Lang has also served as a director of LINPAC Group Limited for approximately one year.

     William H. Roper has served as the Chief Executive Officer of Ropak since June 1979 and as Chairman of its Board of Directors since August 1979. Prior to joining the Company in 1979, he was employed as an executive in the plastic container industry for more than 10 years.

     Officers serve at the discretion of the Board of Directors. Except for William H. Roper, Robert E. Roper and C. Richard Roper, who are brothers, there are no family relationships between any of the Company's directors and executive officers. There are no arrangements or understandings between any director and any other person pursuant to which any person was elected or nominated as a director except that Messrs. John L. Doughty, Robert A. Lang, Nigel Roe, John Thorp and David A. Williams were all designated for election as directors by LINPAC.

COMMITTEES; MEETINGS

     Audit Committee. The Company's Audit Committee consists of two directors. The Audit Committee met twice in fiscal 1994. The Audit Committee meets independently with the internal auditing staff, representatives of the Company's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of the audit, the fee charged by the independent accountants and matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's independent accountants. The Audit Committee is also responsible for recommending the engagement or discharge of the Company's independent accountants.

     Compensation Committee. The Company's Compensation Committee consists of two directors and did not meet in fiscal 1994. The Compensation Committee is responsible for reviewing and reporting to the Board on the recommended annual compensation for all officers and formulating compensation policies for submission to the Board.

     Stock Option Committee. The Company's Stock Option Committee consists of three members. The Stock Option Committee is responsible for granting options under the Company's stock option plans, establishing the terms and conditions of options granted under those plans, and administering the stock option plans. The Stock Option Committee acted by unanimous written consent during fiscal 1994.

     During the fiscal year ended December 31, 1994, the Board of Directors held eight meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors. Actions by the Board of Directors other than at such meetings were held by unanimous written consent.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, consisting of two outside directors. An Executive Committee of management consisting of William H. Roper, Robert E. Roper and C. Richard Roper periodically review executive compensation within guidelines approved by the Board of Directors, and provides recommendations to the full Board on matters relating to executive compensation. Other than compensation for members of the Executive Committee itself, the Executive Committee recommends to the Compensation Committee the compensation program for each executive officer and the relationship of their compensation program to Company performance. After review, the Compensation Committee recommends to the full Board the compensation paid to each executive officer, including those serving on the Executive Committee, and the relationship of their compensation to Company performance.

     The Compensation Committee has prepared the following report which addresses compensation policies applicable to the Company's executive officers and has been approved by the full Board of Directors.

  COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     Ropak's executive compensation program is designed to attract, retain and reward highly qualified executives with significant experience in the plastics packaging industry, and to encourage the achievement of individual objectives and corporate business performance.

     Compensation levels and benefits are based upon a plan developed in 1990 with the advice of an independent consulting firm specializing in compensation. Base salaries are designed to be competitive with companies of similar size in manufacturing industries, after taking into account individual salary determinations, and generally are targeted to be in the mid-range of base salaries at comparable companies. Individual salary determinations are based on experience, performance, areas of managerial responsibility and comparison to peers inside and outside the Company.

     Annual increases in base salary compensation for executives generally are based upon a review of individual performance compared to various standards applicable to employees throughout the Company. Adjustments to base salaries for executive employees, including members of the Executive Committee, also take into account the Company's performance for its last fiscal year and anticipated Company performance for the current year. In 1995, members of the Company's Executive Committee will be compensated in accordance with employment agreements that became effective on January 1, 1995. See "Executive Compensation and Related Information -- Roper Employment Agreements".

     The Company's compensation program seeks to achieve the following objectives:

     - To provide a competitive compensation program in order to attract, motivate, reward, and retain qualified and experienced personnel, taking into account competitive compensation levels, and to increase the level of compensation as an individual's level of responsibility and achievements increase. Competitive standards take into account compensation levels and benefit programs of manufacturing organizations comparable to Ropak. Board decisions as to executive compensation levels also take into consideration relevant factors relating to the Company's historical and anticipated performance in view of current economic conditions and may be deemed subjective to that extent.

     - To encourage the retention of experienced management by seeking an appropriate balance between current compensation, previously granted stock options or other forms of incentive compensation, and deferred retirement benefit programs.

  COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

     Total compensation for Ropak's executive management is currently composed of base salary, incentive bonus plans for the Executive Committee members starting in 1995, previously granted stock options for management personnel in 1994 and prior years, deferred compensation though participation in the Company's 401(k) retirement savings plan and participation in Ropak's Supplemental Benefits Plan described later in this Proxy Statement. Base salaries are set in accordance with the compensation policies described above, and are generally adjusted after review on an annual basis.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     William H. Roper assumed his current position as Ropak's Chairman and Chief Executive Officer in 1979. For 1994, Mr. Roper's total annual cash compensation was $217,327, an increase of approximately 17.4% over 1993 which in turn was 4% higher than in 1992. Mr. Roper also participates in the Company's Supplemental Benefits Plan described below. In the opinion of the Compensation Committee and the Board of Directors, Ropak's performance during his tenure as Chief Executive Officer has been exceptional, particularly as compared to the vast majority of companies which compete with Ropak and in light of an uncertain economic environment during the past few years. Since 1979, the Company's sales have grown from $3,319,000 to $128,398,000 and its product line has been diversified to include a variety of packaging and material handling products, both acquired and developed internally, which are within the Company's core expertise and technology applicable to plastic packaging. The Committee believes that under Mr. Roper's stewardship, and with the assistance of an experienced and highly qualified management team, Ropak is effectively meeting the challenges of maintaining its competitive position and continues to enhance the Company's status as a leader in the plastic packaging industry in the United States and Canada.

 SUBMITTED BY THE COMPENSATION COMMITTEE ON FEBRUARY 24, 1995:
    DOUGLAS H. MACDONALD AND DAVID A. WILLIAMS

COMPENSATION COMMITTEE (BOARD) INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Committee and the Compensation Committee perform the functions of compensation committees for the Board of Directors. The current members of the Executive Committee are Messrs. William H. Roper, Robert E. Roper and C. Richard Roper. William H. Roper currently serves as Chairman of the Board and Chief Executive Officer of Ropak and has served in that capacity since 1979; Robert E. Roper currently serves as President of the Company and has served in that capacity since 1978; and C. Richard Roper currently serves as Executive Vice President and corporate Secretary of Ropak and has served in that capacity since 1978. None of the members of the Compensation Committee are employed by the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, responses from the Company's executive officers and directors in reply to monthly questionnaires, and information involving securities transactions to which the Company was a party, the Company believes that during the last two fiscal years ending December 31, 1994, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial stockholders were complied with.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY EXECUTIVE COMPENSATION

     The following Summary Compensation Table indicates the cash compensation paid by the Company as well as certain other compensation, paid or accrued for its fiscal years ended December 31, 1994, 1993 and 1992 to each of Ropak's Chief Executive Officer and its four other highest paid executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1994:


                                                   ANNUAL COMPENSATION (1)           LONG TERM COMPENSATION
                                                 ----------------------------   ---------------------------------
                                                                                        AWARDS            PAYOUTS
                                                                       OTHER    -----------------------   -------
                                                                      ANNUAL    RESTRICTED   SECURITIES             ALL OTHER
                                                                      COMPEN-     STOCK      UNDERLYING    LTIP      COMPEN-
                NAME AND                          SALARY     BONUS    SATION      AWARDS      OPTIONS/    PAYOUTS    SATION
           PRINCIPAL POSITION             YEAR     ($)        ($)     ($) (2)      ($)        SARS (#)      ($)      ($) (3)
           ------------------             ----   --------   -------   -------   ----------   ----------   -------   ---------
William H. Roper                          1994   $192,327   $25,000   $11,470        0            0          0       $ 3,133
Chairman and Chief                        1993    185,044         0     1,909        0            0          0         2,248
Executive Officer                         1992    177,960         0    26,537        0            0          0         8,367

Robert E. Roper                           1994   $184,844   $25,000   $ 8,840        0            0          0       $ 3,143
President & General                       1993    178,740         0     1,797        0            0          0         2,248
Manager, U.S. Container Group             1992    171,000         0    20,511        0            0          0         5,710

C. Richard Roper                          1994   $184,844   $25,000   $ 6,798        0            0          0       $ 3,143
Vice President &                          1993    178,740         0     1,152        0            0          0         2,248
General Manager of                        1992    171,000         0    18,632        0            0          0         5,119
Engineering and Raw Materials

James R. Connell                          1994   $138,200   $18,000   $  796         0            0          0       $ 2,889
Vice President &                          1993    132,960         0      747         0            0          0         1,884
General Manager,                          1992    127,800         0      449         0            0          0         4,124
Materials Handling Group

James R. Dobell                           1994   $125,600   $18,000   $  293         0            0          0       $ 2,478
Vice President &                          1993    122,634         0      963         0            0          0         1,508
General Manager,                          1992    107,162         0      135         0            0          0         5,017
Canadian Container Group

---------------

(1) Total perquisites did not exceed the lesser of $50,000 or 10% of the executive's annual salary and bonus. Does not include license fees and rental payments made by the Company to a group and to a partnership in which three of the named individuals are members, as described below under the caption "Certain Transactions".

(2) Represents the premium cost of life insurance for which officers are named as beneficiaries.

(3) The totals in this column reflect the aggregate value of Company contributions under its 401(k) Retirement Benefit Plan (in the case of Mr. Dobell, contributions under its Canadian Registered Retirement Savings Plan) and Company contributions under the Supplemental Benefits Plan described below.

STOCK OPTIONS

     The following tables summarize stock option activity during the fiscal year ended December 31, 1994 for each of the named officers shown in the table under "Summary Executive Compensation" above:

         OPTION/SAR GRANTS IN LAST FISCAL YEAR ENDED DECEMBER 31, 1994

                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL
                                    NUMBER OF      % OF TOTAL                              RATES OF STOCK
                                    SECURITIES    OPTIONS/SARS   EXERCISE                PRICE APPRECIATION
                                    UNDERLYING     GRANTED TO    OR BASE                  FOR OPTION TERM
                                   OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ------------------
     NAME                          GRANTED (#)    FISCAL YEAR     ($/SH)       DATE        5%         10%
     ----                          ------------   ------------   --------   ----------   ------     -------
William H. Roper.................        -0-           -0-            --          --         --          --
Robert E. Roper..................        -0-           -0-            --          --         --          --
C. Richard Roper.................        -0-           -0-            --          --         --          --
James R. Connell.................      5,000           8.8%       $ 5.00      2/7/99     $6,907     $15,263
James R. Dobell..................        -0-           -0-            --          --         --          --

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                             SHARES                           OPTIONS/SARS AT FISCAL       THE-MONEY OPTIONS/SARS AT
                            ACQUIRED                             YEAR-END (#) (1)           FISCAL YEAR-END ($) (2)
                           ON EXERCISE        VALUE         ---------------------------   ---------------------------
        NAME             DURING YEAR (#)   REALIZED ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----             ---------------   ------------     -----------   -------------   -----------   -------------
William H. Roper (3)...          -0-             -0-           44,000         -0-          $178,000         -0-
Robert E. Roper (3)....          -0-             -0-           44,000         -0-          $178,000         -0-
C. Richard Roper (3)...          -0-             -0-           44,000         -0-          $178,000         -0-
James R. Connell (4)...       16,000         $60,728(5)        27,390         -0-          $122,728         -0-
James R. Dobell (6)....          -0-             -0-           38,390         -0-          $167,455         -0-

---------------

(1) All options listed in the table are incentive stock options exercisable at option prices equal to fair market value on the date of grant.

(2) The value of unexercised in-the-money options is based upon the fair market value for the Common Stock on December 31, 1994 of $9.50 per share less the applicable option exercise price.

(3) Represents options expiring on February 19, 1996 which were fully vested at December 31, 1994. On February 27, 1994, each of the three Roper brothers agreed to cancel his options for 44,000 shares in exchange for a cash payment received from LINPAC of $222,000.

(4) Represents options expiring on May 17, 1995 covering 10,890 shares, options expiring on February 19, 1996 covering 11,500 shares, and options expiring on February 7, 1999 covering 5,000 shares, all of which are fully vested as of January 26, 1995. The expiration date of the options expiring on May 17, 1995 may be accelerated upon 30 days' prior notice at the option of Ropak if the fair market value of the Common Stock equals or exceeds $13 7/8.

(5) The value of options exercised by Mr. Connell is based upon the fair market value for the Common Stock on the date of exercise, December 29, 1994, of $9.25 per share less the applicable option exercise price.

(6) Represents options expiring on May 17, 1995 covering 10,890 shares and options expiring on February 19, 1996 covering 27,500 shares, all of which are fully vested as of January 26, 1995. The expiration date of the options expiring on May 17, 1995 may be accelerated upon 30 days' prior notice at the option of Ropak if the fair market value of the Common Stock equals or exceeds $13 7/8.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                         PERFORMANCE
                                        NUMBER OF         OR OTHER
                                      SHARES, UNITS     PERIOD UNTIL
                                        OR OTHER        MATURATION OR
     NAME                                RIGHTS            PAYOUT         THRESHOLD     TARGET     MAXIMUM
     ----                             -------------     -------------     ---------     ------     -------
William H. Roper....................       -0-               --              --           --         --
Robert E. Roper.....................       -0-               --              --           --         --
C. Richard Roper....................       -0-               --              --           --         --
James R. Connell....................       -0-               --              --           --         --
James R. Dobell.....................       -0-               --              --           --         --

     The Company does not have any compensation plans involving stock appreciation rights or long-term incentive plans.

ROPER EMPLOYMENT AGREEMENTS

     Ropak has written employment agreements with William H. Roper, its Chairman and Chief Executive Officer; Robert E. Roper, its President; and C. Richard Roper, its Executive Vice President (each a "Roper Executive"). These employment agreements commence as of January 1, 1995 and were approved by the Board of Directors on February 24, 1995. The term of the agreement with William H. Roper is for one year expiring December 31, 1995; the term of the agreement with Robert E. Roper is for three years expiring December 31, 1997; and the term of the agreement with C. Richard Roper is for four years expiring December 31, 1998.

     The employment agreements provide for an annual base salary of $250,000 for each Roper Executive. Commencing in 1995, each Roper Executive will be eligible to participate in an incentive bonus program calculated in accordance with a formula for each fiscal year in which he remains employed. In general terms, if the Company's Adjusted Earnings (as defined in the employment agreement) for the year exceeds that year's Target Base defined in the agreement, the Roper Executive will receive incentive compensation equal to 9.26% of the amount by which Company Adjusted Earnings exceeded that year's Target Base up to a maximum allowable incentive bonus of $250,000 in any year. "Company Adjusted Earnings" generally is defined as Ropak's income from operations adjusted to eliminate extraordinary gains and losses unrelated to current year's operations, incentive compensation for executive and management employees and provisions for income taxes. The Target Base will be $7,871,000 for 1995, $11,628,000 for 1996,
$15,760,000 for 1997 and $20,306,000 for 1998. Any incentive bonus earned will be paid within 90 days after the end of the applicable fiscal year.

     The employment agreements require each Roper Executive to devote his full business time to the activities of the Company while employed by Ropak and contain non-competition and confidentiality provisions in favor of the Company. The non-competition covenants apply for a period of seven years following termination of employment. In consideration of non-competition and nondisclosure covenants, Ropak is obligated to pay each Roper Executive the aggregate sum of $1,320,000 payable in equal monthly installments over a term of six years commencing with the first month after the latter of: (i) the last month in which he is employed or (ii) the last month in which he is entitled to receive severance payments described below. Non-competition payments are to be paid to the Roper Executive and, in the event of his death or disability while employed or during such six year term, then to his spouse or heirs for the remainder of the six year payment period.

     Each of the Roper Executive employment agreements provides the Roper Executive is entitled to severance pay if his employment is terminated, other than for cause or his voluntary resignation, equal to 150% of the amount of his base salary, payable monthly for the unexpired original term of his employment agreement. If a Roper Executive elects to resign or retire voluntarily prior to the expiration of the original term of his employment agreement, he is required (except in the event of death or disability) to provide at least six months prior written notice to Ropak of the date of his voluntary retirement or resignation. Failure to provide six months prior notice will relieve Ropak from liability to pay any incentive bonuses not previously paid to the Roper Executive who elected to retire or resign without the requisite prior notice.

     Each Roper Executive is entitled while employed to receive fringe benefits comparable to those generally available to all employees of the Company, health insurance covering the Roper Executive and his spouse under Ropak's existing health plan or a comparable health insurance plan, the right of participation in the Company's 401(k) retirement savings plan or a comparable retirement plan, continuation by the Company of premium payments on one million dollar life insurance policies for the Roper Executive as presently constituted, and payment by Ropak following retirement or in the event of pre-retirement death or employment severance of benefits provided by the Ropak Supplemental Benefits Plan described below. In the case of Messrs. Robert and Richard Roper, Ropak will continue to cover the Roper Executive and his spouse under the Company's existing or a comparable health plan at no cost to the Roper Executive until he attains the age of 65, notwithstanding termination of employment for any reason prior to attaining that age.

COMPENSATION OF DIRECTORS

     Outside directors are compensated for their services on the Company's Board of Directors at the rate of $6,000 per year plus $600 per meeting attended. Members of the Audit Committee and the Compensation Committee of the Board are compensated for their services at the rate of $600 per committee meeting attended.

STOCK OPTION PLANS

     For 1994 and prior years, Ropak Corporation provided a long-term incentive to management and key employees through its stock option plans. These plans are intended to foster management incentive and positively align and reinforce management and shareholder interests. The plans were structured to allow the Executive Committee (whose members serve as the Stock Option Committee) and the Board of Directors discretion in creating employee equity incentives which assisted the Company in motivating and retaining appropriate talent needed to conduct its business successfully. Key personnel, managers and executive officers were eligible for grants under the plans, which seek to implement the Company's long-term incentive approach primarily through the utilization of "incentive stock options" (as defined in the Internal Revenue Code of 1986). On January 26, 1995, the Board of Directors determined that no further grant of options will be authorized under the Company's stock option plans unless that policy is subsequently changed by the Board.

     Options to purchase Ropak Common Stock have been granted and are currently outstanding under the Company's 1988 and 1991 stock option plans (the "1988 Plan," and "1991 Plan", respectively; herein sometimes collectively referred to as the "Option Plans"). Each of the Option Plans were approved by stockholders. Although the 1979 stock option plan has expired, options granted thereunder will continue to be valid and exercisable. All options under the Option Plans were granted at not less than 100% of market price on the date of grant.

     Each of the Option Plans provide for the granting of incentive stock options pursuant to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the 1991 Plan provides that options granted thereunder may be either incentive stock options or, at the discretion of the Company, stock options which do not qualify as incentive stock options under the Code. To date, all options granted under the 1991 Plan have been incentive stock options. Options under the Option Plans may be granted to officers, directors and key employees of the Company and its subsidiaries.

     Each of the Option Plans is administered by a Stock Option Committee consisting of three members of the Board of Directors who are "disinterested" as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Committee determines the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. The Stock Option Committee currently consists of Messrs. William H. Roper, Robert E. Roper and C. Richard Roper.

     The exercise price of all incentive stock options for Common Stock granted under the Option Plans must be at least equal to the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option must be not less than 110% of fair market value on the date of grant.

     The maximum term for each incentive option under the Option Plans is ten years, and to date no option has been granted for a term in excess of five years under any of the Option Plans. In the event of termination of employment, the optionee's option will terminate and may be exercised during a three month period after termination to the extent the option was exercisable on the date of termination. In the event termination of employment was caused by death or permanent disability, the period of exercisability is extended under the Option Plans to one year after the date of termination, but in no event after the date the option would have expired in the absence of termination of employment. No option granted under the Option Plans may be transferred by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. Shares obtained upon exercise of an option may not be sold by an optionee during the first six months after the date such option was originally granted.

     1988 Plan. Under the 1988 Option Plan, up to 219,304 shares of Common Stock may be issued (as adjusted for stock dividends declared by the Company from 1988 through 1991). At December 31, 1994, options to purchase 47,794 shares had been exercised under the 1988 Option Plan, unexercised options were outstanding to purchase 133,200 shares of Common Stock (all of which are exercisable in 1995) at an average exercise price of $4.966 per share, and up to 36,000 shares were available for future grants of options under the 1988 Option Plan. The Board of Directors determined on January 26, 1995 that there will be no further stock option grants under the 1988 Option Plan unless that policy is subsequently changed by the Board. As of December 31, 1994, options covering a total of 40,170 shares exercisable at an average price of $4.556 per share were held by three executive officers of the Company.

     1991 Plan. Under the 1991 Option Plan, up to 325,500 shares of Common Stock may be issued (as adjusted for a stock dividend declared by the Company in 1991). At December 31, 1994, options to purchase 62,750 shares had been exercised under the 1991 Option Plan, unexercised options were outstanding to purchase 217,750 shares of Common Stock (all of which are exercisable in 1995) at an average exercise price of $5.4545 per share, and up to 45,000 shares were available for future grants of options under the 1991 Option Plan. The Board of Directors determined on January 26, 1995 that there will be no further stock option grants under the 1991 Option Plan unless that policy is subsequently changed by the Board. As of December 31, 1994, options covering a total of 188,500 shares exercisable at an average price of $5.4545 per share were held by six executive officers of the Company.

SUPPLEMENTAL BENEFITS PLAN

     The Board of Directors adopted a employee Supplemental Benefits Plan in 1987 for key executive and employees of the Company and its subsidiaries (the "Supplemental Plan"). The Supplemental Plan provides, from general funds of the Company, severance payments upon termination of employment to a participating employee and provides for pre-retirement death benefits provided through life insurance and for retirement benefits for which the Company has purchased annuities to meet its obligations. The Company has entered into agreements providing for pre-retirement death, supplemental retirement, or severance payment benefits for seven employees under the Supplemental Plan, which include all of the six executive officers of the Company. Each participating employee voluntarily agreed to a $30,000 reduction in salary otherwise payable by the Company, such reduction to be applied in either one installment or amortized over a seven-year period. During the fiscal year ended December 31, 1994, the Company accrued an actuarially calculated expense of $92,000 with respect to its Supplemental Plan.

     In December 1994, Ropak entered into a trust agreement with Wells Fargo Bank, as trustee, for the purpose of contributing assets to an irrevocable trust necessary to provide for certain liabilities under the

Supplemental Plan. The Company has deposited $500,000 in cash and assigned certain annuities and insurance policies to the trust for this purpose.

     Benefits payable upon termination of employment prior to retirement vary as among individual participants and increase with length of service. The following table summarizes benefits payable upon termination of employment, pre-retirement death or upon retirement at age 60 to each of Ropak's five most highly compensated executive officers:

                                                   SEVERANCE PAYMENT BENEFIT
                                      ----------------------------------------------------
                                                      IF TERMINATION
                                                      OCCURS IN THE       PRE-RETIREMENT
                                          IF            FINAL YEAR       DEATH BENEFIT OR
                                      TERMINATION         BEFORE          POST-RETIREMENT
                                       OCCURS IN      RETIREMENT AGE      BENEFIT PAYABLE
                                         1995               60             FOR 10 YEARS
                                      -----------     --------------     -----------------
        William H. Roper............     (a)               (a)           $25,000 per annum
        Robert E. Roper.............     (a)               (a)            25,000 per annum
        C. Richard Roper............     (a)               (a)            25,000 per annum
        James R. Connell............    $46,115       $ 58,092(1998)      25,600 per annum
        James R. Dobell.............     47,724        140,173(2009)      67,500 per annum

---------------

(a) Since the named individual has or will attain retirement age provided by the Supplemental Benefit Plan in 1995, in the event of termination of employment he would receive the post-retirement benefit indicated in the last column of the above table.

RETIREMENT BENEFIT PLANS -- U.S. 401(K) PLAN AND CANADIAN REGISTERED RETIREMENT SAVINGS PLAN

     Ropak maintains a savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986 for the benefit of all active U.S. employees and a similar Registered Retirement Saving Plan for the benefit of Canadian employees.

     The Ropak 401(k) Savings and Retirement Plan is a tax-qualified employee savings and retirement plan covering the Company's eligible employees, including executive officers and employees of the Company and its United States subsidiaries (the "401(k) Plan"). Each eligible participant may defer, contribute to, and have credited to his or her account under the 401(k) Plan up to 15% of compensation each year, including any bonuses. The Company and its subsidiaries, as employers, make a matching contribution equal to 25% of each participant's contribution, up to a maximum matching contribution of 25% of 6% of total compensation. To be eligible as a participant in the 401(k) Plan, the participant must be a nonunion employee who has completed at least one year of service with the Company. All contributions are subject to limitations imposed by federal law for qualified plans.

     Employee salary deferral contributions and matching employer contributions are invested by the trustee of the 401(k) Plan, at the direction of each participant, in accordance with the participant's designation among the investment options available under the 401(k) Plan. There are seven investment options, one of which is investment in the Company's Common Stock. Investment of 401(k) Plan assets in shares of the Company's Common Stock are made by purchases on the open market by the 401(k) Plan trustee for the account of the 401(k) Plan. The trustee of the 401(k) Plan is Mellon Bank, NA.

     Salary reduction contributions and matching employer contributions are fully vested and non-forfeitable. A participant's benefit under the 401(k) Plan is payable upon early retirement (the date he or she attains age 55), upon normal retirement date (upon attaining age 65), or upon later retirement. The vested benefit is payable in the event of the participant's disability or death or when the participant attains age 59 1/2 without retiring. A participant's benefit is distributable entirely in cash and/or shares, or at the participant's option, in installments. The installment option is not available to employees whose employment terminates prior to their early retirement date or prior to reaching age 59 1/2.

     Salary reduction contributions and matching employer contributions are fully vested and non-forfeitable. A participant's benefit under the 401(k) Plan is payable upon early retirement (the date he or she attains age 55), upon normal retirement date (upon attaining age 65), or upon later retirement. The vested benefit is also payable when the participant attains age 59 1/2, or in the event of the participant's disability or death. Participants whose employment terminates prior to their early retirement date or prior to reaching age 59 1/2 may also elect to receive an early distribution of their benefits. A participant's benefit is distributable entirely in cash or, at the participant's option, in installments.

     The Ropak Registered Retirement Saving Plan ("RRSP") for Canadian employees is similar to its 401(k) Plan. Each eligible participant may defer, contribute to, and have credited to his or her account under the RRSP up to 18% of the prior year's compensation each year, including any bonuses. The Company and its subsidiaries, as employers, make a matching contribution equal to 25% of each participant's contribution, up to a maximum matching contribution of 25% of 6% of total compensation. To be eligible as a participant in the RRSP, the participant must be a nonunion employee who has completed at least one year of service with the Company, except that employee contributions are permitted after 90 days.

     Except as described above, the Company has no other pension, retirement, annuity, savings or similar benefit plan which provides compensation to its executive officers or directors.

COMPARATIVE STOCK PRICE GRAPH

     The following graph sets forth the change in the Company's cumulative shareholder return on its Common Stock starting with December 31, 1989, and at the end of each fiscal year thereafter. The graph is based upon the market price for the Company's Common Stock compared with the cumulative total returns of (i) the NASDAQ Composite Index and (ii) an index of a group of peer companies in the plastic packaging industry with similar market capitalizations selected by the Company, consisting of AEP Industries Inc., CFI Industries Inc., Furon Inc., IPL Inc., International Container Systems, Park-Ohio Industries Inc., Portage Industries Corp. and Tuscarora Inc. Ropak's management notes that historical stock price performance shown in the graph below cannot be considered indicative of potential future stock price performance.

                                    [CHART]

                                                                          NASDAQ
                                                                       Composite
Total Return Analysis        Ropak Corporation      Peer Group              (US)*
12/29/89                                   100             100               100
12/31/90                                 77.41           67.11             85.42
12/31/91                                123.24          102.03            134.25
12/31/92                                116.52          114.66            156.40
12/31/93                                125.48          132.00            181.21
12/30/94                                170.30          172.97            176.44

Source: Nordby International, Inc., Boulder, CO 800-926-7404
* NASDAQ Total Return calculated by Nordby International, Inc.

(1) The changes in the above graph are based upon the assumption that $100 had been invested in Ropak Common Stock, in the NASDAQ Composite Index and in the peer group index on December 31, 1989. The total cumulative dollar returns on the graph represent the value that such investments with dividends reinvested would have had at each of the dates indicated

(2) The closing prices of Ropak Common Stock on the dates set forth above were as follows: December 31, 1989 - $6.75; 1990 - $4.75; 1991 - $6.875;
    1992 - $6.50; 1993 - $7.00; and 1994 - $9.50. After adjustment for 10% stock dividends paid during 1990 and 1991, the adjusted prices used for a $100.00 investment in Ropak Common Stock on December 31, 1989 in the above graph are as follows: December 31, 1989 - $100.00 ($6.75 per 1989 share);
    1990 - $77.41 ($5.225 per 1989 share); 1991 - $123.24 ($8.319 per 1989 share); 1992 - $116.52 ($7.865 per 1989 share); 1993 - $125.48 ($8.470 per
    1989 share); and 1994 -  $170.30 ($11.495 per 1989 share).

                              CERTAIN TRANSACTIONS

PATENTS, KNOW-HOW AND TRADEMARKS

     In exchange for the transfer to Ropak of certain patents covering industrial shipping containers, the related know-how, the Ropak trademark and all other attendant rights, in 1985 the Company agreed to pay Messrs. William, Robert and C. Richard Roper, all of whom are directors, officers and principal stockholders of the Company, their mother and their former brother-in-law (collectively the "Roper Family"), for a period of ten years ending December 31, 1995, an annual amount equal to three percent of sales of products covered by the assigned rights during each such year, not to exceed the royalties accrued in 1985 (which amounted to $556,000) adjusted each year to reflect annual changes in the Consumer Price Index. Aggregate royalties accrued under the shipping container patents, know-how and trademark assignments amounted to $764,000 during the year ended December 31, 1994.

     Management believes that the terms of the assignments of patents, know-how and trademarks are fair and reasonable to the Company and are not less favorable to Ropak than could be obtained from unaffiliated third parties. Such transactions were approved in 1985 by the disinterested majority of Ropak's Board of Directors after considering all relevant factors.

REAL ESTATE LEASE

     The Company leases approximately 7,500 square feet of office and production space in Fullerton, California from Six Sixty Ltd., a California partnership consisting of William, Robert and C. Richard Roper. This lease is for a term of five years, expires on April 30, 1999 and provides for a monthly rental of $6,900 plus taxes, maintenance, insurance and utilities. The lease was approved by the disinterested majority of Ropak's Board of Directors. During the year ended December 31, 1994, Ropak paid $82,800 as rent under the lease. The Company's management believes that the terms of its lease are no less favorable to the Company than could be obtained from nonaffiliated lessors of comparable facilities in the local area. The Company intends to purchase this real property from the Six Sixty Ltd. partnership during 1995 at the current fair market value of the property.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors appointed Deloitte & Touche to act as the Company's independent public accountants for the fiscal year ending December 31, 1994. Deloitte & Touche and its predecessor, Touche Ross & Co., has acted as the Company's independent public accountants since 1988, and has advised the Company that it had no direct or indirect financial interest in the Company or any subsidiary during the time it has acted as independent public accountants for the Company. The Company expects that a representative of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any proposal, relating to a proper subject, which a stockholder may intend to present for action at the 1996 annual meeting of stockholders, and which such stockholder may wish to have included in the Company's proxy materials for such meeting, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received in proper form by the Company at its principal office not later than December 31, 1995. It is suggested any such proposal be submitted by certified mail -- return receipt requested.

OTHER BUSINESS OF THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the meeting or any adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                                          By Order of the Board of Directors,

                                          WILLIAM H. ROPER,
                                          Chairman of the Board

                                          ROBERT E. ROPER,
                                          President

Fullerton, California
March 27, 1995

--------------------------------------------------------------------------------
PROXY                          ROPAK CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1995

    The undersigned stockholder of ROPAK CORPORATION hereby appoints WILLIAM H. ROPER and ROBERT E. ROPER, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 16, 1995, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present, for the following purposes:

1.    ELECTION OF                / / FOR each nominee listed below           / / WITHHOLD AUTHORITY to vote
      CLASS II DIRECTORS           (except as marked to the contrary below);   for each nominee listed below:

            ROBERT E. ROPER      NIGEL V. ROE      DAVID A. WILLIAMS

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

2. / / WITHHOLD AUTHORITY in their discretion upon such other matters as may properly come before the meeting.

                 (Continued and to be signed on the other side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side)

    This Proxy will be voted as directed or, if no direction is indicated, will be VOTED FOR the election of the nominees named on the reverse hereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 27, 1995.

                                                       Dated:

                                                       -------------------------
                                                              (Signature)

                                                       -------------------------
                                                              (Signature)

                                                       -------------------------
                                                           (Print Name Here)

                                                       Please sign your name or
                                                       names exactly as
                                                       stenciled. When signing
                                                       as attorney, executor,
                                                       administrator, trustee,
                                                       guardian or corporate
                                                       officer, please give your
                                                       full title as such.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------